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                                 AMENDMENT NO. 1
                         TO AGREEMENT AND PLAN OF MERGER


     This Amendment No. 1 (this "AMENDMENT NO. 1") is made as of November 9, 1999 (the "EFFECTIVE DATE") to that certain Agreement and Plan of Merger (the "AGREEMENT") dated as of September 30, 1999, by and between NETRIX CORPORATION, a Delaware corporation ("Acquiror"), and OPENROUTE NETWORKS, INC., a Massachusetts corporation (the "Company"). The Company and Acquiror are each referred to individually as a "PARTY" and are collectively referred to as the "PARTIES".

                                    RECITALS

          A. The Agreement provides that Acquiror must pay to the Company $1,000,000 if the Agreement is terminated in the event that the Agreement fails to receive the Requisite Stockholder Approval by the Acquiror Stockholders.

          B. The Agreement provides that the Company must pay to Acquiror $1,000,000 if the Agreement is terminated in the event that the Agreement fails to receive the Requisite Stockholder Approval by the Company Stockholders.

          C. The Parties wish to amend the Agreement to remove the obligation of each Party to pay to the other Party $1,000,000 in the event that the Agreement fails to receive the Requisite Stockholder Approval by the Company Stockholders or the Acquiror Stockholders, respectively.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

     SECTION 1. As used in this Amendment No. 1, unless otherwise defined herein, terms defined in the Agreement shall have the meaning set forth therein when used herein.

     SECTION 2. Section 7(b)(ii) is hereby amended and restated in its entirety to read as follows:

               (ii) If this Agreement is terminated (A) by Acquiror pursuant to ss.7(a)(v) or (B) any Person makes an Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Company Stockholders is not obtained prior to termination of this Agreement pursuant to ss.7(a)(ii), then, within 60 days after such termination, the Company shall pay Acquiror the sum of $1,000,000 in immediately available funds.

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     SECTION 3. Section 7(b)(iii) is hereby amended and restated in its entirety to read as follows:

               (iii) If this Agreement is terminated (A) by the Company pursuant to ss.7(a)(vi) or (B) any Person makes a Prohibited Acquiror Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Acquiror Stockholders is not obtained prior to termination of this Agreement pursuant to ss.7(a)(ii), then, within 60 days after such termination, Acquiror shall pay the Company the sum of $1,000,000 in immediately available funds.

     SECTION 4. All references in the Agreement to "this Agreement" shall be deemed to include this Amendment No. 1.

     SECTION 5. Except to the extent provided in this Amendment No. 1, the Agreement remains unmodified and in full force and effect.

     SECTION 6. This Amendment No. 1 shall be governed by and construed in accordance with the domestic laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

     SECTION 7. This Amendment No. 1 may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     SECTION 8. Each Party represents to the other Party that it has the full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Amendment No. 1 and to perform its obligations hereunder, and this Amendment No. 1 constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.


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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 as of the date first above written.

                                     OPENROUTE NETWORKS, INC.


                                     By: /s/ Bryan R. Holley
                                        ---------------------------------------
                                     Bryan R. Holley
                                     President and Chief Executive Officer
                                     (principal executive officer)


                                     By: /s/ Henry Barber
                                        ---------------------------------------
                                     Henry Barber
                                     Chief Financial Officer, Vice President
                                     Treasurer and Clerk
                                     (principal financial officer)


                                     NETRIX CORPORATION


                                     By: /s/ Steven T. Francesco
                                        ---------------------------------------
                                     Steven T. Francesco
                                     Chief Executive Officer